EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-122088) pertaining to the 2004 Long-Term Incentive Plan of Sunstone Hotel Investors, Inc. of our report dated February 4, 2005, with respect to the consolidated financial statements and the schedule of Sunstone Hotel Investors, Inc. and subsidiaries as of December 31, 2004 and for the period October 26, 2004 through December 31, 2004 and the combined financial statements of Sunstone Hotel Investors, L.L.C., WB Hotel Investors, LLC and Sunstone/WB Hotel Investors IV, LLC, as of December 31, 2003 and for the period January 1, 2004 through October 25, 2004 and for each of the two years in the period ended December 31, 2003.

/s/ Ernst & Young LLP

Irvine, California

February 18, 2005